EXHIBIT 99.1

                              ACCESS NEWS
Contact: Company                                   Contact: Investor Relations
Stephen B. Thompson                                       Donald C. Weinberger
Vice President & CFO                Wolfe Axelrod Weinberger & Associates, LLC
(214) 905-5100                                                 (212) 370-4500

               ACCESS PHARMACEUTICALS, INC. ANNOUNCES
                  THIRD QUARTER FINANCIAL RESULTS

DALLAS, TEXAS, November 17, 2005, ACCESS PHARMACEUTICALS, INC. (AMEX:AKC) today reported results for the third quarter ended September 30, 2005. The Company reported a net loss of $2,063,000, or $0.13 per share, for the third quarter, as compared to net loss of $2,428,000, or $0.16 per share, for the corresponding quarter in 2004. The net loss for the nine month period ended September 30, 2005 was $8,271,000, or $0.53 per share, compared with a net loss of $7,332,000, or $0.49 per share for the corresponding period in 2004.

Revenue in the third quarter of 2005 was $237,000 compared to $185,000 in the same quarter of 2004, reflecting an increase in product sales ($57,000) offset by a decrease in royalty income ($5,000). For the nine month period, revenue increased to $641,000 compared with $273,000 in the same period in 2004, reflecting an increase in product sales ($375,000) and royalty income ($6,000) offset by a decrease in licensing revenues ($13,000). Aphthasol(R) product sales recommenced in September 2004 which accounts for the sales increase in both comparison periods. There were licensing contracts signed and recognized in the second quarter 2004 that were not recurring in 2005, which accounts for the decrease in licensing revenues in the nine months of 2005.

                                -More-
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Access Pharmaceuticals, Inc.
Page 2

Operating expenses in the third quarter of 2005 were $1,873,000, a decrease of $541,000 compared with 2004. This decrease was due mainly to decreased research and development expense ($513,000), decreased general and administrative expense ($106,000) offset by increased cost of product sales ($83,000). The decrease research and development expenses was mainly due to lower salaries and related expenses principally due to the reduction in staff ($188,000), lower expenses for our Australian laboratory which is now closed ($119,000), lower OraDisc(TM) manufacturing pre-production costs ($98,000), lower product and clinical costs for AP5346 ($83,000) and other net decreases ($25,000). The decrease in general and administrative expenses was mainly due to lower property and franchise taxes ($42,000), lower patent expenses ($39,000) and other net decreases ($25,000). Product sales costs increased due to increased Aphthasol(R) sales in 2005.

Operating expenses for the first nine months of 2005 increased $1,005,000 to $7,747,000. Increased expenditures on general and administrative ($873,000), and cost of product sales ($306,000) were offset by lower research and development ($179,000). The increase in general and administrative expenses was mainly due to the separation expenses with our former CEO ($839,000), increased royalty license expense ($150,000) and higher legal expenses ($118,000) offset by lower patent expenses
($137,000) and other net expenses ($97,000). Product sales costs increased due to increased Aphthasol(R) sales in 2005. Research and development expenses decreased mainly due to lower salaries and related expenses principally due to the reduction in staff ($166,000), lower expenses for our Australian laboratory which is now closed ($86,000), lower OraDisc(TM) manufacturing pre-production costs ($21,000) and other net decreases ($11,000) offset by higher product and clinical costs for AP5346 ($105,000).

Other income (expense) for the third quarter of 2005 was a loss of $427,000 compared with a loss of $199,000 in the same quarter in 2004. Other income (expense) for the first nine months of 2005 was a loss of $1,165,000 compared with a loss of $863,000 in the same period in 2004. The increased loss was due to additional interest and amortization of debt costs due to our then outstanding Secured Convertible Notes. The Secured Convertible Notes were paid in full on October 12, 2005.

                                 -More-
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Access Pharmaceuticals, Inc.
Page 3

Major events since the beginning of the third quarter include:

* We sold our oral care business to Uluru, Inc., a private Delaware company, for up to $20.6 million. This transaction closed on October 12, 2005. This includes our interest in Aphthasol(R), all OraDisc(R) products, all Residerm(R) products, and all of our assets related to these products.
In addition, we have licensed to Uluru our nanoparticle hydrogel aggregate technology which could be used for applications such as local drug delivery and tissue filler in dental and soft tissue applications. The CEO of Uluru is Kerry P. Gray, the former CEO of Access Pharmaceuticals, Inc. In conjunction with the sale transaction, we received a fairness opinion from a nationally recognized investment banking firm.

At the closing of this agreement we received $8.7 million. In addition, at the one year anniversary of the agreement we may receive up to $3.7 million, and we will receive an additional $1 million within 24 months after closing or earlier upon the achievement of a milestone. Additional payments of up to $7.2 million may be made upon the achievement of certain additional milestones.

* We closed our laboratory in Australia. The development work performed in Australia will now be performed in the Dallas laboratory while the animal work performed in Australia will be completed in contract facilities.

* The $2.6 million Secured Convertible Notes were paid in full on October 12, 2005 in conjunction with the sale of our oral care assets.

* On Nov. 9, 2005 we announced the restructuring and partial repayment of our 7.0% convertible promissory notes due September 13, 2005.

One holder of $4.015 million worth of convertible notes agreed to amend their notes to a new maturity date, April 28, 2007, with the conversion price being reduced from $5.50 per share to $1.00 per share. In addition, the Company may cause a mandatory conversion of the notes into common stock if the Company's stock trades at a price of at least 1.5 times the conversion price for a minimum number of trading days. There is also a provision to allow for a minimum price for conversion in the event of a change of control.

The Company was unable to reach a conversion agreement with the second holder of $4.015 million worth of notes, and has instead settled his claim by paying him this amount plus expenses and interest as outlined in the terms of the note.

The holder of $5.5 million worth of convertible notes agreed to amend their note to a new maturity date of September 13. 2010.

                                -More-
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Access Pharmaceuticals, Inc.
Page 4

* We have engaged an investment banker to assist the Company in evaluating its strategic alternatives including for its Oncology business.

* Meeting of our Clinical Advisory Board to discuss AP5346.

* Significant staff reductions in research and development.

Commenting on the results, Stephen B. Thompson, Vice President & CFO of Access, stated, "Our negotiations with all of our note holders have resulted in having long term debt on our balance sheet instead of short term debt. The sale of our oral care assets to Uluru, Inc. has allowed us to concentrate on our efforts on the AP5346 program and our other priority projects. The staff reductions and closing of our Australian laboratory have cut our burn rate. We will have a conference call today at 12 noon eastern time to discuss our current projects, status of our convertible debt and quarterly financial results."

To participate please dial (800) 313-7484 about five to ten minutes prior to the initiation of the teleconference. International callers may dial (415) 908-6229. The conference call will also be available on replay starting on or around 2:00 PM EST and ends at 5:00 PM EST November 23rd. For the
US replay, please dial (800) 633-8284 for international callers dial (402) 977-9140 (Reservation #21269166).

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company developing unique polymer linked cytotoxics for use in the treatment of cancer. Its lead product AP5346 is in Phase II clinical testing. The Company also has other advanced drug delivery technologies including vitamin-mediated targeted delivery and oral drug delivery.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to our current cash needs, whether the efforts of our investment banker will be successful, our data presented on our product AP5346, and the results of our Phase II clinical trials relating to our products, including AP5346. These statements are subject to numerous risks, including but not limited to the uncertainties associated with our ability to raise funds to continue our operations, research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, our ability to develop products from our platform technologies, our ability to achieve licensing milestones, our ability to repay our outstanding debt obligations and other risks detailed in the Company's Annual Report on Form 10-K for the year ended
December 31, 2004, Quarterly Report on Form 10-Q for the quarter ended
September 30, 2005 and other reports filed by us with the Securities and Exchange Commission.

                                 -More-
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            Access Pharmaceuticals, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 -------------------------------------
                             (unaudited)

                                Three months ended        Nine months ended
                                   September  30,            September 30,
                             ------------------------- -------------------------
                                 2005         2004         2005         2004
                             ------------ ------------ ------------ ------------
Revenues
 Licensing revenues           $   49,000   $   49,000   $   84,000   $   97,000
 Product sales                   163,000      106,000      481,000      106,000
 Royalty income                   25,000       30,000       76,000       70,000
                             ------------ ------------ ------------ ------------
Total revenues                   237,000      185,000      641,000      273,000

Expenses
 Research and development        893,000    1,406,000    3,652,000    3,831,000
 Cost of product sales           123,000       40,000      403,000       97,000
 General and administrative      693,000      799,000    3,198,000    2,325,000
 Depreciation and amortization   164,000      169,000      494,000      489,000
                             ------------ ------------ ------------ ------------
Total expenses                 1,873,000    2,414,000    7,747,000    6,742,000
                             ------------ ------------ ------------ ------------
Loss from operations          (1,636,000)  (2,229,000)  (7,106,000)  (6,469,000)

Other income (expense)
 Interest and miscellaneous
    income                         4,000      133,000       26,000      201,000
 Interest and other expense     (431,000)    (332,000)  (1,191,000)  (1,064,000)
                             ------------ ------------ ------------ ------------
                                (427,000)    (199,000)  (1,165,000)    (863,000)
                             ------------ ------------ ------------ ------------
Net loss                     $(2,063,000) $(2,428,000) $(8,271,000) $(7,332,000)
                             ============ ============ ============ ============

Basic and diluted loss
  per common share                $(0.13)      $(0.16)      $(0.53)      $(0.49)
                             ============ ============ ============ ============

Weighted average basic and
  diluted common shares
  outstanding                 15,845,091   15,469,071   15,700,084   15,041,216
                             ============ ============ ============ ============


                           BALANCE SHEET DATA
                           ------------------

                                        September 30, 2005    December 31, 2004
                                       -------------------- --------------------
Cash and cash equivalents (unaudited)      $    378,000         $  1,775,000
Short-term investments and certificates
  of deposit                                     92,000              486,000
Restricted cash                                 305,000            1,285,000
Accounts receivable and inventory               809,000              916,000
Total assets                                  7,811,000           11,090,000
Convertible notes and other obligations      16,390,000           14,110,000
Accumulated deficit                         (72,736,000)         (64,465,000)
Total stockholders' deficit                 (13,139,000)          (6,661,000)


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